ARTICLES OF AMENDMENT TO
M STREET GALLERY, INC,

THE UNDERSIGNED, being the president of M Street Gallery, Inc., a Florida corporation, does hereby amend its Articles of Incorporation as follows:

ARTICLE I
NAME

1. The name of this corporation shall be changed to the following:

   Enhance-your-Reputation.com, Inc.

I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on September 24, 2013 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on September 24, 2013.

Douglas Ward, President

...ROVED AND FILED
13 SEP 25 PM 1:51
SECRETARY OF STATE
TALLAHASSEE, FLORIDA